As filed with the Securities and Exchange Commission on November 19, 2021

Registration No. 333-248749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-248749

UNDER THE SECURITIES ACT OF 1933

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1388364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Mall Road, Suite 301 Burlington, MA 01803 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Kristen Williams

Secretary

Flexion Therapeutics, Inc.

10 Mall Road, Suite 301

Burlington, MA 01803

(781) 305-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Flexion Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•	Registration No. 333-248749, filed with the Commission on September 11, 2020, registering (i) shares of common stock of the Company, $0.001 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.001 par value per share (“Preferred Stock”), and (iii) warrants to purchase Common Stock and/or Preferred Stock.

On November 19, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 11, 2021 (the “Merger Agreement”), by and among the Company, Pacira BioSciences, Inc., a Delaware Corporation (“Pacira”), and Oyster Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Pacira (“Purchaser”), Purchaser merged with and into the Company with the Company surviving the Merger (as defined below) as a wholly owned subsidiary of Pacira (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings and sales of its securities pursuant to the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, hereby terminates the effectiveness of the Registration Statement, removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 19, 2021.

FLEXION THERAPEUTICS, INC.

By:	/s/ Kristen Williams
Name:	Kristen Williams
Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective.